Exhibit 99.1
INVO Bioscience Appoints Michael J. Campbell and Steven M. Shum to Its Board of Directors
MEDFORD, Mass., October 11, 2017 -- INVO Bioscience, Inc. (OTC: IVOB), a medical device company who was granted FDA clearance for the first Intravaginal Culture System, INVOcell™, today announced the addition of Michael J. Campbell and Steven Shum to its board of directors. Mr. Campbell and Mr. Shum bring the total number of board members to five, with three classified as independent directors under FINRA rules.

Michael J. Campbell is the Vice President of IVF Americas Business Unit for Cooper Surgical, Inc. (CSI), a wholly owned subsidiary of The Cooper Companies (NYSE: COO). Mr. Campbell has substantial medical device sales, marketing and business development leadership experience within Global Fortune 500 and Start-up Company environments.  During his over 11-year career at Cooper Surgical, Mike has been responsible for IVF product portfolio sales globally including the US, Canada, Latin America, Europe, Middle East, Africa, and Asia Pacific regions.  In addition to Mr. Campbell’s current position as Vice President of IVF Americas Business Unit, he served in various leadership roles including Vice President of International Business Unit from 2013-2014 and as Vice President of IVF Business Unit from 2006 to 2012.  Prior to joining Cooper Surgical, Mike was Vice President of Sales, Marketing and Business Development at Retroactive Bioscience from 1997 to 2006 and Vice President of Sales and Marketing for Gabriel Medical from 1994 to 1997.  Mr. Campbell also served in various senior management positions across marketing, sales and product management at Boston Scientific Corporation beginning in 1984 through 1994.

"We are thrilled to have Michael Campbell join INVO Bioscience's Board of Directors.  Mr. Campbell brings extensive marketing, sales and leadership experience in the IVF market in the US and Internationally to INVO Bioscience," said Katie Karloff, Chair and Chief Executive Officer of INVO Bioscience. “The composition of our board continues to evolve, and Mr. Campbell is a strong and welcome addition as we look to position INVO Bioscience for continued growth."

Michael Campbell commented, "This is an exciting time for INVO Bioscience in furthering its mission to provide affordable, safe and effective treatment for infertility. I believe the company’s INVOcell Intravaginal Culture System provides opportunities for increased access to fertility treatment to millions of people worldwide. I look forward to working with the INVO Bioscience team in the advancement of the company.”

Steven M. Shum has served as Chief Financial Officer of Eastside Distilling (NASDAQ: ESDI) since October 2015. Prior to joining Eastside, Mr. Shum served as an Officer and Director of XZERES Corp, a publicly-traded global renewable energy company, from October 2008 until April 2015 in various officer roles, including Chief Operating Officer from September 2014 until April 2015, Chief Financial Officer, Principal Accounting Officer and Secretary from April 2010 until September 2014 (under former name, Cascade Wind Corp) and Chief Executive Officer and President from October 2008 to August 2010. Mr. Shum also serves as the managing principal of Core Fund Management, LP and the Fund Manager of Core Fund, LP. He was a founder of Revere Data LLC (now part of Factset Research Systems, Inc.) and served as its Executive Vice President for four years, heading up the product development efforts and contributing to operations, business development, and sales. He spent six years as an investment research analyst and portfolio manager of D.N.B. Capital Management, Inc. His previous employers include Red Chip Review and Laughlin Group of Companies. He earned a B.S. in Finance and a B.S. in General Management from Portland State University in 1992.

Ms. Karloff continued, “Steve brings a valuable set of experiences to the company, including his experience working with small publicly-traded companies and helping guide them through the capital raise and up-listing process. With a background in operations, finance, and the investment community, I look forward to Steve’s guidance in the public finance arena as we continue to expand INVO Bioscience into the future.”

Steve Shum commented, “I believe INVO Bioscience has a great  technology that addresses one of the primary concerns in today’s healthcare environment – rising costs. The INVOcell device and INVO procedure has equivalent pregnancy rates to traditional IVF at approximately half the cost. I look forward to lending my experiences to benefit INVO Bioscience and the continued adoption of the product to the  success of the company going forward.”

About INVO Bioscience
We are a medical device company focused on creating simplified, lower cost treatments for patients diagnosed with infertility. Our solution, the INVO Procedure, is a disruptive new technology. The INVO Procedure is a revolutionary in vivo method of vaginal incubation that offers patients a more natural and intimate experience. Our lead product, the INVOcell, is a patented medical device used in infertility treatment and is considered an Assisted Reproductive Technology (ART). The INVOcell is the first Intravaginal Culture (IVC) system in the world used for the natural in vivo incubation of eggs and sperm during fertilization and early embryo development, as an alternative to traditional In Vitro Fertilization (IVF) and Intrauterine Insemination (IUI). Our mission is to increase access to care and expand fertility treatment across the globe with a goal to lower the cost of care and increase availability of care. For more information, please visit http://invobioscience.com/

Safe Harbor Statement
This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Kathleen Karloff, CEO  INVO Bioscience, Inc.  978-878-9505 ext. 504
kkarloff@invobio.com